                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         FIRST CHICAGO NBD CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                 [LETTERHEAD OF FIRST CHICAGO NBD CORPORATION]

                                                             March 28, 1997

To Our Stockholders:

  We are pleased to invite you to attend the Annual Meeting of Stockholders of First Chicago NBD Corporation, which will be held at 9:30 a.m., Eastern Standard Time, Friday, May 9, 1997, in the Auditorium located on the 5th Floor of NBD Tower, One Indiana Square (corner of Ohio and Pennsylvania Streets), Indianapolis, Indiana.

  Matters scheduled for consideration at this Meeting are the election of seven Class II directors and ratification of the appointment of Arthur Andersen LLP as independent auditors for the Corporation for 1997. The Meeting will also provide an opportunity to review with you the business and affairs of the Corporation and its subsidiaries during 1996 and give you a chance to meet your directors.

  Whether you plan to attend or not, please date, sign and return the proxy card in the accompanying envelope. Also available for the first time this year is the opportunity to vote your shares by telephone or via the Internet. Instructions are included with the proxy card. Your vote is important no matter how many shares you own. If you do attend the Meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

  We look forward to seeing you at the Meeting.

                                            Sincerely,



                                            Verne G. Istock
                                            Chairman, President and Chief
                                            Executive Officer

                 [LETTERHEAD OF FIRST CHICAGO NBD CORPORATION]

                           NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS
                                  MAY 9, 1997

To Our Stockholders:

  The Annual Meeting of Stockholders of First Chicago NBD Corporation will be held on Friday, May 9, 1997, at 9:30 a.m., Eastern Standard Time, in the Auditorium located on the 5th Floor of NBD Tower, One Indiana Square (corner of Ohio and Pennsylvania Streets), Indianapolis, Indiana, for the purpose of considering and voting upon:

  1. The election of seven Class II directors for a term of three years;

  2. The ratification of the appointment of Arthur Andersen LLP as independent auditors for the Corporation for 1997; and

  3. Such other business as may properly come before the Meeting or any adjournments thereof.

The record date for determining stockholders entitled to notice of, and to vote at, the Meeting is the close of business March 12, 1997.

                           By order of the Board of Directors,


                                 Sherman I. Goldberg
                                   Secretary

March 28, 1997

          PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED FORM
          OF PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                 [LETTERHEAD OF FIRST CHICAGO NBD CORPORATION]

                                PROXY STATEMENT
                                      FOR
                     ANNUAL MEETING TO BE HELD MAY 9, 1997

  This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of First Chicago NBD Corporation (the "Corporation") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Corporation to be held at 9:30 a.m., Eastern Standard Time, on Friday, May 9, 1997, and at any adjournments thereof.

  The Board of Directors has fixed the close of business on March 12, 1997, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, the Corporation had outstanding and entitled to vote 310,185,007 shares of Common Stock (exclusive of 9,569,691 shares of treasury stock, which will not be voted). Each share of Common Stock entitles the holder to one vote. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum.

  Directors will be elected by a plurality of the votes cast at the Annual Meeting; therefore, the seven nominees who receive the largest number of votes cast will be elected as directors. Shares represented by proxies marked to withhold authority to vote with respect to any nominee will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. An affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of the ratification of the appointment of auditors. Shares represented by proxies which are marked "abstain" on such matter will be counted as shares present for purposes of determining the presence of a quorum; such shares will also be treated as shares present and entitled to vote, which will have the same effect as a vote against such matter. Proxies relating to "street name" shares which are not voted by brokers on all matters presented will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares represented at the Annual Meeting as to any matter not voted upon by the broker.

  The proxy statement, form of proxy and the Corporation's Annual Report for 1996 were mailed to each stockholder commencing on or about March 31, 1997.

  The principal executive offices of the Corporation are located at One First National Plaza, Chicago, Illinois 60670.

  The Corporation was formed as a result of the merger (the "Merger") of First Chicago Corporation ("First Chicago") with and into NBD Bancorp, Inc. ("NBD") pursuant to an Agreement and Plan of Merger between First Chicago and NBD dated July 11, 1995, as amended (the "Merger Agreement"). The Merger became effective on December 1, 1995.

                             ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes with each class elected for a three-year term. At each annual meeting of stockholders, a class of directors will be elected to succeed the class of directors whose term of office expires at that annual meeting.

  The Board of Directors has fixed the number of directors constituting the entire Board at twenty. At the Annual Meeting, seven Class II directors are proposed to be elected to hold office until the annual meeting of stockholders in 2000 and until their successors are elected and have qualified.

  It is intended that shares represented by proxies solicited on behalf of the Board of Directors will be voted for the nominees listed below. In the event that any nominee is unable or declines to serve, an event which is not anticipated, proxies may be voted at the Annual Meeting for another person in place of such nominee, or the number of directors constituting the full Board may be reduced.

  The name, principal occupation, period of service as a director, certain biographical information and Board committee memberships of each current director and nominee are provided below. The nominees for Class II directors are John H. Bryan, Siegfried Buschmann, Verne G. Istock, Scott P. Marks, Jr., Andrew J. McKenna, Thomas E. Reilly, Jr., and Adele Simmons. Donald V. Fites, who is currently a Class II director, is retiring from the Board and will not stand for re-election. Each of the nominees, except Mr. McKenna, is presently serving as a director of the Corporation. Mr. McKenna currently serves as a director of The First National Bank of Chicago. In addition, Patrick G. Ryan is planning to retire from the Board and resign from his position as a Class I director effective May 9, 1997. In order to fill the vacancy created by Mr. Ryan's resignation and to have the number of directors in each class be substantially equal, the Board of Directors has appointed William G. Lowrie, who currently serves as a director of The First National Bank of Chicago, to serve as a Class I director effective May 9, 1997.

                CLASS II DIRECTOR NOMINEES--TERM TO EXPIRE 2000

John H. Bryan

  Mr. Bryan, 60, is Chairman of the Board and Chief Executive Officer of Sara Lee Corporation, a manufacturer and marketer of brand name products, and has held that position since 1976. In addition to Sara Lee Corporation, Mr. Bryan is a director of Amoco Corporation and General Motors Corporation. Mr. Bryan became a director of First Chicago in 1982 and has been a director of the Corporation since December 1995. He is a member of the Risk Management Committee.

Siegfried Buschmann

  Mr. Buschmann, 59, is Chairman and Chief Executive Officer of The Budd Company, a producer of automotive parts and assemblies and a subsidiary of Thyssen AG, and has held that position since 1989. He also serves as President of Thyssen Holding Corporation. He is a director of both The Budd Company and Thyssen Holding Corporation. Mr. Buschmann has been a director of the Corporation since 1991 and is a member of the Audit Committee.

Verne G. Istock

  Mr. Istock, 56, is Chairman, President and Chief Executive Officer of the Corporation. He was named Chairman in May 1996. He has served as President and Chief Executive Officer since December 1995. Mr. Istock also serves as Chairman, Chief Executive Officer and a director of The First National Bank of Chicago and NBD Bank (Michigan). Mr. Istock, who joined NBD Bank (Michigan) in 1963, served as Vice Chairman of the Corporation and NBD Bank (Michigan) from 1985 to 1994, and served as Chairman and Chief Executive Officer of the Corporation from 1994 until December 1995. Mr. Istock also is a director of Kelly Services, Inc. He has been a director of the Corporation since 1985 and is a member of the Executive Committee, of which he is Chairperson.

Scott P. Marks, Jr.

  Mr. Marks, 51, has been Vice Chairman of the Board of the Corporation since December 1995. Mr. Marks joined The First National Bank of Chicago in 1983, was Chairman of FCC National Bank, a subsidiary of the Corporation engaged primarily in the issuance of consumer credit cards, from 1987 until December 1996, and was named executive vice president of First Chicago in 1990. He is also Vice Chairman and a director of The First National Bank of Chicago and a director of VISA U.S.A., Inc. and VISA International, Inc. Mr. Marks has been a director of the Corporation since December 1995 and is a member of the Executive Committee.

Andrew J. McKenna

  Mr. McKenna, 67, is the Chairman and Chief Executive Officer of Schwarz, a printer, converter and distributor of packaging materials. He has held those positions since 1964 and has also served as President. In addition to Schwarz, Mr. McKenna is a director of Aon Corporation, Dean Foods Company, McDonald's Corporation, Skyline Corporation and Tribune Company. Mr. McKenna has been a director of The First National Bank of Chicago since 1993 and served as a director of First Chicago from 1993 until the Merger.

Thomas E. Reilly, Jr.

  Mr. Reilly, 57, is Chairman and Chief Executive Officer of Reilly Industries, Inc., a synthetic chemical manufacturer. He has held that position since 1990, and prior to that time held other executive positions within the company. In addition to Reilly Industries, Inc., Mr. Reilly is a director of Lilly Industries, Inc. He has been a director of the Corporation since 1995 and serves on the Executive Committee and the Audit Committee, of which he is Chairperson.

Adele Simmons

  Ms. Simmons, 55, is President of The John D. and Catherine T. MacArthur Foundation, a philanthropic foundation, and has held that position since 1989. In addition, Ms. Simmons is a director of Marsh & McLennan Companies, Inc. Ms. Simmons became a director of First Chicago in 1990 and has been a director of the Corporation since December 1995. She serves on the Organization, Compensation and Nominating Committee, the Executive Committee, and the Employee and Public Responsibility Committee, of which she is Chairperson.

                     CLASS II DIRECTOR--TERM EXPIRES 1997

Donald V. Fites

  Mr. Fites, 63, is Chairman of the Board and Chief Executive Officer of Caterpillar Inc., a manufacturer of construction, mining and agricultural machinery, and has held that position since 1990. He also is a director of Georgia-Pacific Corporation and Mobil Corporation. Mr. Fites became a director of First Chicago in 1993 and has been a director of the Corporation since December 1995. He is a member of the Audit Committee.

                    CLASS III DIRECTORS--TERM EXPIRES 1998

Terence E. Adderley

  Mr. Adderley, 63, is President and Chief Executive Officer of Kelly Services, Inc., an international provider of staffing services, and has held that position since 1967. In addition to Kelly Services, Inc., Mr. Adderley is a director of The Detroit Edison Company and DTE Energy Company. He has been a director of the Corporation since 1985 and serves on the Risk Management Committee.

James K. Baker

  Mr. Baker, 65, is Vice Chairman of Arvin Industries, Inc., a supplier of parts for the automobile industry. He has held a number of executive positions in the company, having been elected President and Chief Executive Officer in 1981 and Chairman in 1986. In addition to Arvin Industries, Inc., Mr. Baker is a director of Amcast Industrial Corporation, CINergy Corp., The GEON Company and Tokheim Corp. He has been a director of the Corporation since 1992 and is a member of the Employee and Public Responsibility Committee and the Organization, Compensation and Nominating Committee.

James S. Crown

  Mr. Crown, 43, is a General Partner of Henry Crown and Company (Not Incorporated), a diversified investment company, a position he has held since 1985. In addition, Mr. Crown is a director of General Dynamics Corporation. Mr. Crown became a director of First Chicago in 1991 and has been a director of the Corporation since December 1995. He is a member of the Employee and Public Responsibility Committee and the Organization, Compensation and Nominating Committee.

Thomas H. Jeffs II

  Mr. Jeffs, 58, has been Vice Chairman of the Board of the Corporation since 1985. He has been President, Chief Operating Officer and a director of NBD Bank (Michigan) since 1994. Prior to that time, Mr. Jeffs, who joined NBD Bank (Michigan) in 1962, served in a number of executive positions in the Corporation and its subsidiaries. Mr. Jeffs also is Vice Chairman and a director of The First National Bank of Chicago. In addition, he is a director of MCN Energy Group Inc. Mr. Jeffs has been a director of the Corporation since 1985 and is a member of the Executive Committee.

Richard A. Manoogian

  Mr. Manoogian, 60, is Chairman and Chief Executive Officer of Masco Corporation, a diversified manufacturer, a position he has held since 1985. Prior to that time, he held a number of other executive positions within the company. In addition, Mr. Manoogian serves as the Chairman, Chief Executive Officer and a director of MascoTech, Inc., and Chairman and a director of TriMas Corporation. He has been a director of the Corporation since 1978 and is a member of the Organization, Compensation and Nominating Committee.

Earl L. Neal

  Mr. Neal, 68, has been an attorney with Earl L. Neal & Associates, a law firm, since 1955. Mr. Neal is a director of Peoples Energy Corporation, Lincoln National Corporation, Chicago Title and Trust Company and Chicago Title Insurance Company. Mr. Neal became a director of First Chicago in 1988 and has been a director of the Corporation since December 1995. He is a member of the Audit Committee and the Employee and Public Responsibility Committee.

Richard L. Thomas

  Mr. Thomas, 66, retired as Chairman of the Corporation in May 1996. Mr. Thomas served as President of First Chicago from 1974 to 1993 and of The First National Bank of Chicago from 1975 to 1993. In 1992, he was named Chairman of First Chicago and The First National Bank of Chicago. Mr. Thomas is a director of CNA Financial Corporation, IMC Global Inc., The PMI Group, Inc., The Sabre Group Holdings, Inc., and Sara Lee Corporation. Mr. Thomas became a director of First Chicago in 1973 and has been a director of the Corporation since December 1995. He is a member of the Risk Management Committee.

                     CLASS I DIRECTORS--TERM EXPIRES 1999

Dr. Maureen A. Fay, O.P.

  Dr. Fay, 62, is President of the University of Detroit Mercy. She has held that position since 1990, and was President of its predecessor, Mercy College of Detroit, from 1983 through 1990. Dr. Fay has been a director of the Corporation since 1985, and serves on the Employee and Public Responsibility Committee and the Organization, Compensation and Nominating Committee.

Charles T. Fisher III

  Mr. Fisher, 67, retired as Chairman and President of NBD Bancorp, Inc. in 1993. Mr. Fisher had served as Chairman, President and Chief Executive Officer since 1982, and he held a number of executive positions at NBD and NBD Bank (Michigan) prior to that time. Mr. Fisher is a director of AMR Corporation, American Airlines, Inc., General Motors Corporation and Hughes Electronics Corporation. He has been a director of the Corporation since 1972 and serves as a member of the Employee and Public Responsibility Committee and the Risk Management Committee.

William T. McCormick, Jr.

  Mr. McCormick, 52, is Chairman and Chief Executive Officer of CMS Energy Corporation, a diversified energy company, a position he has held since 1988. He is also Chairman of its principal subsidiary, Consumers Power Company. In addition to CMS Energy Corporation and Consumers Power Company, Mr. McCormick is a director of Rockwell International Corporation and Schlumberger Limited. He has been a director of the Corporation since 1985 and is a member of the Executive Committee and the Risk Management Committee, of which he is Chairperson.

James J. O'Connor

  Mr. O'Connor, 60, is Chairman and Chief Executive Officer of Unicom Corporation, a producer, distributor and seller of electric energy. He has held this position since Unicom Corporation was formed in 1994. In addition, he has served as Chairman and Chief Executive Officer of Commonwealth Edison Company, Unicom

Corporation's principal subsidiary, since 1980 and served in other executive positions prior to 1980. Mr. O'Connor is a director of Unicom Corporation, Commonwealth Edison Company, Corning Incorporated, Tribune Company and UAL Corporation. Mr. O'Connor became a director of First Chicago in 1987 and has been a director of the Corporation since December 1995. He is a member of the Executive Committee and the Organization, Compensation and Nominating Committee, of which he is Chairperson.

Patrick G. Ryan

  Mr. Ryan, 59, is Chairman, President and Chief Executive Officer of Aon Corporation, a broad-based insurance holding company. He has been President and Chief Executive Officer since 1982 and Chairman of the Board of Directors since 1990. He also is a director of Aon Corporation. Mr. Ryan became a director of First Chicago in 1983 and of the Corporation in December 1995. He is a member of the Risk Management Committee.

David J. Vitale

  Mr. Vitale, 50, has been Vice Chairman of the Board of the Corporation and President of The First National Bank of Chicago since December 1995. Mr. Vitale joined The First National Bank of Chicago in 1968, was named executive vice president of First Chicago in 1986 and became Vice Chairman of the Board of First Chicago in 1993. In addition, he is a director of The First National Bank of Chicago. Mr. Vitale also is a director of the Student Loan Marketing Association. Mr. Vitale became a director of First Chicago in 1992 and has been a director of the Corporation since December 1995. He is a member of the Executive Committee.

                     COMMITTEES OF THE BOARD OF DIRECTORS

  It is the primary responsibility of the Board of Directors of the Corporation to oversee the management of the business of the Corporation and its subsidiaries. To assist in carrying out its responsibilities, the Board of Directors has established five standing committees which are described below.

AUDIT COMMITTEE

  The members of the Audit Committee of the Corporation are Siegfried Buschmann, Donald V. Fites, Earl L. Neal and Thomas E. Reilly, Jr., who serves as Chairperson. The Audit Committee met five times in 1996.

  Included among the functions performed by the Audit Committee are (i) appointment of the Corporation's independent auditors subject to ratification by the stockholders; (ii) review of the plan and results of the independent auditors' auditing engagement; (iii) approval of the professional services provided by the independent auditors and related fees and consideration of the possible effect the performance and fees would have on the independence of the auditors; (iv) review of the plan and findings with respect to the internal audit, credit process review and market risk oversight functions; (v) review of the representations of management and the findings of the independent auditors and the internal auditors as to the adequacy of the Corporation's system of internal accounting controls in order to obtain reasonable assurance that the Corporation's annual and quarterly financial reports are prepared in accordance with generally accepted accounting principles and are free from material fraud or error; (vi) review of the representations of management and the findings of the independent auditors and internal auditors regarding compliance by subsidiary banks with laws and regulations designated by bank regulatory agencies as essential for safety and soundness; (vii) review of the expenses of the inside directors; (viii) approval of the selection and discharge of the Corporation's General Auditor; and (ix) review of reports of examinations by regulatory agencies relating to the Corporation and its subsidiaries.

EMPLOYEE AND PUBLIC RESPONSIBILITY COMMITTEE

  The members of the Employee and Public Responsibility Committee of the Corporation are James K. Baker, James S. Crown, Maureen A. Fay, Charles T. Fisher III, Earl L. Neal and Adele Simmons, who serves as Chairperson. The Employee and Public Responsibility Committee met three times in 1996. The Employee and Public Responsibility Committee has responsibility and authority for matters relating to the Corporation's and its subsidiaries' charitable contributions; diversity, affirmative action, leadership development and equal employment opportunity policies and procedures; practices in handling customer inquiries and complaints; compliance with the Community Reinvestment Act, fair lending laws and applicable consumer-related laws; neighborhood and social initiatives; and current and emerging public policy issues.

EXECUTIVE COMMITTEE

  The members of the Executive Committee of the Corporation are Thomas H. Jeffs II, Scott P. Marks, Jr., William T. McCormick, Jr., James J. O'Connor, Thomas E. Reilly, Jr., Adele Simmons, David J. Vitale and Verne G. Istock, who serves as Chairperson. The Executive Committee met two times in 1996. The Executive Committee exercises all the powers of the Board of Directors in the management of the business and affairs of the Corporation while the Board of Directors is not in session.

RISK MANAGEMENT COMMITTEE

  The members of the Risk Management Committee of the Corporation are Terence
E. Adderley, John H. Bryan, Charles T. Fisher III, Patrick G. Ryan, Richard L. Thomas and William T. McCormick, Jr., who serves as Chairperson. The Risk Management Committee met five times in 1996. The Risk Management Committee has responsibility and authority for reviewing, advising on, approving where appropriate and providing guidance with respect to risk management, financial securities transactions and capital actions, and financial planning and performance.

ORGANIZATION, COMPENSATION AND NOMINATING COMMITTEE

 Committee Interlocks and Insider Participation

  The Organization, Compensation and Nominating Committee met six times in 1996. The members of the Organization, Compensation and Nominating Committee of the Corporation are James K. Baker, James S. Crown, Maureen A. Fay, Richard
A. Manoogian, Adele Simmons and James J. O'Connor, who serves as Chairperson.

  All of the members of the Organization, Compensation and Nominating Committee, or their associates, were customers of, or had transactions with, the Corporation or the Corporation's banking or other subsidiaries in the ordinary course of business during 1996. Additional transactions may be expected to take place in the future. All outstanding loans to the directors and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, where applicable, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

 Committee Responsibilities and Authorities

  Included among the functions related to human resources management and compensation performed by the Organization, Compensation and Nominating Committee are (i) ensuring the effectiveness of senior management and appropriate management continuity; (ii) ensuring the reasonableness and appropriateness of senior management compensation arrangements and levels;
(iii) overseeing senior management officer titling; (iv) reviewing the succession plan for the office of Chairman; (v) reviewing plans to be followed should the Chairman or the Chief Executive Officer be absent or disabled; (vi) monitoring the overall soundness and effectiveness of the Corporation's compensation and benefit programs at all levels; and (vii) providing advice and counsel regarding the Corporation's human resources strategy and key human resources practices and issues.

  Regarding formal authorities for compensation matters, the Corporation's Board of Directors approves, upon recommendation of the Committee, (i) the adoption and amendment of stock-based incentive plans (subject to stockholder approval where required); (ii) the adoption and amendment of all significant compensation plans (subject to stockholder approval where required); (iii) all compensation actions, including employment and separation arrangements, for officers at or above the level of vice chairman; and (iv) all stock based compensation for executive vice presidents.

  The Board of Directors has delegated authority to the Committee to approve
(i) the terms and conditions of stock-based grants; (ii) the total number of available shares to be used each year in stock-based plans; (iii) funding for senior management annual incentive awards; and (iv) all salaries or annual incentive awards of $200,000 or more, except awards for vice chairmen and above.

  Additionally, the Committee is responsible for (i) proposing new directors;
(ii) reviewing the performance of the Board; (iii) providing counsel regarding the organization of the Board of Directors and its committee structure, committee charters, and membership; and (iv) overseeing director compensation arrangements.

  The Organization, Compensation and Nominating Committee will consider candidates for nominees for election as directors of the Corporation submitted by stockholders. Any stockholder who wishes to have the Committee consider a candidate should submit the name of the candidate, along with any biographical or other relevant information the stockholder wishes the Committee to consider, to the Secretary of the Corporation at the address appearing on the first page of this proxy statement.

                DIRECTOR MEETING ATTENDANCE AND FEE ARRANGEMENTS

  The Board of Directors of the Corporation held ten meetings in 1996. Each director attended 75% or more of the total number of meetings held during 1996 by the Board of Directors of the Corporation or Committees thereof on which the director served, except for Mr. Manoogian and Mr. Ryan, who attended 69% and 73% of the meetings, respectively.

  Each non-officer director of the Corporation receives an annual cash retainer of $50,000. In addition, each non-officer director receives an annual grant of shares of the Corporation's Common Stock equal in value to one-half of the director's annual cash retainer. The Chairperson of each Committee receives an additional annual cash retainer of $5,000. William T. McCormick, James J. O'Connor, Thomas E. Reilly and Adele Simmons are the current Committee Chairpersons receiving the additional annual cash retainer. No additional fees are paid to directors for attending Board or Committee meetings. Non-officer directors may elect each year to have their annual cash retainer paid in any combination of the following: (i) cash paid on a quarterly basis; (ii) deferral of payment pursuant to the Corporation's Plan for Deferring the Payment of Directors' Fees (the "Director Deferral Plan"); or (iii) pursuant to the Director Stock Plan: (a) an outright grant of shares of the Corporation's Common Stock; (b) stock options, with three options issued for every share of Common Stock that could be granted; and (c) stock units. Amounts deferred into the Director Deferral Plan earn a return equivalent to the rate of return on one or more of the investment funds in the Corporation's Savings and Investment Plan. Officers of the Corporation and its subsidiaries did not receive an annual retainer, meeting fees, shares of Common Stock, or other compensation for service as directors of the Corporation or on Committees of the Board.

             BENEFICIAL OWNERSHIP OF THE CORPORATION'S COMMON STOCK

  Generally, under the rules of the Securities and Exchange Commission (the "Commission"), a person is deemed to be the beneficial owner of a security with respect to which such person, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power (which includes power to vote, or direct the voting of, such security) or investment power (which includes power to dispose of, or direct the disposition of, such security). In addition, a person is deemed to be the beneficial owner of a security if he or she has the right to acquire such voting power or investment power over the security within sixty days, for example, through the exercise of a stock option.

  The following table shows the beneficial ownership of the Corporation's Common Stock as of December 31, 1996 by (i) each director, (ii) each nominee for election, (iii) each executive officer named in the Summary Compensation Table on page 14, and (iv) all directors and executive officers as a group.

                        AMOUNT AND
                        NATURE OF
                        BENEFICIAL       PERCENT
                        OWNERSHIP        OF CLASS
                          AS OF           (IF 1%
                       DECEMBER 31,         OR
NAME                       1996          GREATER)
----                   ------------      --------
Terence E. Adderley...      9,976           -- %
James K. Baker........      6,723           --
John H. Bryan.........      7,340           --
Siegfried Buschmann...      1,877           --
James S. Crown........  5,812,980(a)       1.85
Maureen A. Fay........      2,214           --
Charles T. Fisher
 III..................    246,264(b)        --
Donald V. Fites.......      4,436           --
Verne G. Istock.......    220,040(c)(d)     --
Thomas H. Jeffs II....    177,291(c)        --
Richard A. Manoogian..      8,627           --
Scott P. Marks, Jr....    321,537(c)        --

                        AMOUNT AND
                        NATURE OF
                        BENEFICIAL    PERCENT
                        OWNERSHIP     OF CLASS
                          AS OF        (IF 1%
                       DECEMBER 31,      OR
NAME                       1996       GREATER)
----                   ------------   --------
William T. McCormick,
 Jr..................       11,877       -- %
Andrew J. McKenna....       28,877(e)    --
Earl L. Neal.........        6,435       --
James J. O'Connor....        8,097(f)    --
Andrew J. Paine, Jr..      184,114(c)    --
Thomas E. Reilly,
 Jr..................      132,233(g)    --
Patrick G. Ryan......       50,546(h)    --
Adele Simmons........        6,073       --
Richard L. Thomas....    1,543,838(i)    --
David J. Vitale......      458,820(c)    --
All Directors and Ex-
 ecutive Officers as
 a Group (j)(k)......   10,669,259(c)   3.40

-------
(a) The number of shares of Common Stock shown as beneficially owned by James
    S. Crown includes 3,855 shares subject to options held by Mr. Crown which were exercisable as of March 1, 1997; 2,815,102 shares owned by The Crown Fund, of which he is a partner; 409,431 shares owned by Henry Crown and Company (Not Incorporated), of which Mr. Crown is a partner; 707,385 shares owned by Areljay, L.P., of which a corporation, of which Mr. Crown is a director, officer and shareholder, and a trust, of which Mr. Crown is a beneficiary, are partners; 482,321 shares owned by Arie and Ida Crown Memorial, of which Mr. Crown is a director; and 936,926 shares owned by Pines Trailer Limited Partnership, of which a corporation of which Mr. Crown is a shareholder and a partnership of which Mr. Crown is a partner are partners. Also included are 238,812 shares beneficially owned by trusts of which Mr. Crown is a beneficiary and 169,715 shares beneficially owned by trusts of which Mr. Crown is a co-trustee. Mr. Crown's spouse owns beneficially 2,707 shares, and trusts of which Mr. Crown's children are beneficiaries own beneficially 9,439 shares. Mr. Crown disclaims beneficial ownership of the shares held by the various persons and entities described above.
(b) This figure includes 42,000 shares subject to options held by Mr. Fisher which were exercisable as of March 1, 1997; 33,039 shares held in a trust of which Mr. Fisher is co-trustee; and 39,331 shares, of which Mr. Fisher disclaims beneficial ownership, held in trust for Mr. Fisher's spouse.
(c) As set forth in the following table, for Messrs. Istock, Jeffs, Marks, Vitale and Paine and all directors and executive officers as a group, the share amounts include any shares subject to options held by such persons as of December 31, 1996 that were exercisable as of March 1, 1997, and also include any shares held pursuant to the Corporation's Savings and Investment Plan ("SIP") as of February 28, 1997, which will be subject to the voting direction of such persons at the Annual Meeting:

                                                                          ALL DIRECTORS
                                                                ANDREW J. AND EXECUTIVE
                         VERNE G. THOMAS H.  SCOTT P.  DAVID J.  PAINE,    OFFICERS AS
                          ISTOCK  JEFFS II  MARKS, JR.  VITALE     JR.       A GROUP
                         -------- --------- ---------- -------- --------- -------------
  Shares Subject to Op-
   tions Exercisable as
   of March 1, 1997 ....     0         0     170,059   205,345   36,592     1,942,349
  Shares Held pursuant
   to SIP...............     0         0         198    10,599   14,778        49,826

(d) This figure includes 1,410 shares, of which Mr. Istock disclaims beneficial ownership, held by Mr. Istock's spouse.
(e) This figure includes 1,929 shares subject to options held by Mr. McKenna which were exercisable as of March 1, 1997, and 9,840 shares, of which Mr. McKenna disclaims beneficial ownership, owned by Mr. McKenna's spouse.
(f) This figure includes 1,272 shares subject to options held by Mr. O'Connor which were exercisable as of March 1, 1997.
(g) This figure includes 2,121 shares subject to options held by Mr. Reilly which were exercisable as of March 1, 1997; 119,408 shares held in trusts of which Mr. Reilly is co-trustee; 596 shares held by Mr. Reilly's spouse; and 1,294 shares, of which Mr. Reilly disclaims beneficial ownership, held by Mr. Reilly's spouse as custodian for an adult child.
(h) This figure includes 3,117 shares of Common Stock owned by a corporation the majority of the shares of which are owned by Mr. Ryan.

(i) This figure includes 891,234 shares subject to options held by Mr. Thomas which were exercisable as of March 1, 1997; 3,800 shares held by a limited partnership in which Mr. Thomas and his spouse are general and limited partners; 10,352 shares held in various trusts of which Mr. Thomas is trustee; and 12,579 shares held by a family foundation of which Mr. Thomas is a trustee.
(j) For purposes of this table, the term "executive officers" includes all persons who were executive officers of the Corporation on December 31, 1996.
(k) In addition to shares described in other footnotes to this table, this figure includes 5,500 shares held by executive officers in a fiduciary capacity for another person or held by or for the benefit of family members of executive officers; beneficial ownership with respect to 5,400 of these shares is disclaimed by the respective executive officers.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange of 1934 requires each director, officer and beneficial owner of more than ten percent of the Corporation's Common Stock to file with the Commission an initial report of the person's beneficial ownership of Common Stock and subsequent reports regarding changes in such ownership. Each person who was a director, officer, or beneficial owner of more than ten percent of the Corporation's Common Stock at any time during 1996 filed, on a timely basis, all reports required during the year pursuant to Section 16(a).

    ORGANIZATION, COMPENSATION AND NOMINATING COMMITTEE REPORT ON EXECUTIVE
                                 COMPENSATION

  The Organization, Compensation and Nominating Committee has established a compensation program designed to enable the Corporation to attract, motivate and retain quality executive management talent necessary to lead the Corporation, attain its business objectives and maximize stockholder value. The compensation program approved by the Committee consists of three primary components: base salary, annual cash bonuses and long-term, stock-based incentives.

PERFORMANCE CRITERIA AND COMPETITIVE POSTURE

  The Committee, for the purposes of assessing competitive trends as well as setting performance goals and measuring relative performance, has identified a "peer group" of banking organizations. For 1996, the peer group consisted of banking organizations with assets in excess of $50 billion, excluding certain institutions deemed to be in a unique and different business environment. The Committee intends to review the peer group annually and make adjustments, as necessary, to ensure that the Corporation's performance targets and competitive posture are based on the most appropriate comparisons.

  The Committee establishes base salaries and target awards for bonuses and long-term incentives based on trends and practices within these peer organizations as well as on information provided by third-party consultants and special compensation surveys. Base salaries are targeted to reflect median pay levels in similar organizations. Target awards for bonuses and long-term incentives are set at or above competitive medians; however, actual awards are contingent upon attainment of objective results measured against established goals or performance relative to the peer group.

BASE SALARIES

  Base salaries for executives, including the chief executive officer, reflect competitive practices within peer organizations for positions with similar roles or responsibilities. Increases to base salaries reflect individual performance as well as changes in position or responsibility. The overall rate of annual increase for executive officer salaries is intended to be consistent with and reflect competitive trends in the industry. All base salary increases for executive officers are reviewed and approved by the Committee.

ANNUAL BONUSES

  The Senior Management Annual Incentive Plan ("the Bonus Plan") was approved by stockholders at the Annual Meeting in May 1996. The Bonus Plan establishes a planned bonus funding level ("bonus pool") based on the aggregate of target cash incentive awards for all participants. The target awards are based on competitive practices. For 1996, the actual funding of the bonus pool was determined by objective performance results measured against two standards. First, the Committee established an earnings per share ("EPS") goal and a minimum threshold EPS for the Corporation in 1996. For 1996, the minimum threshold EPS was reached, and the bonus pool was adjusted based on the ratio of actual EPS to goal, which resulted in a modest reduction in the size of the bonus pool. Second, the Committee established a minimum threshold for return on equity ("ROE") compared to the peer group, and, provided that the minimum threshold relative ROE was achieved, the bonus pool was to be further adjusted based on the Corporation's ROE compared to that of the peer group. For 1996, the minimum threshold ROE was achieved, and, because ROE was at the median of the peer group, no further adjustment was made to the size of the bonus pool.

  Pursuant to the terms of the Bonus Plan, the Committee certified results against performance objectives and the peer group and approved the final bonus pool funding. Within the approved bonus pool, individual bonus awards reflected the Committee's subjective assessment of the performance of the executive relative to his or her specific financial goals and subjective strategic or organizational objectives.

LONG-TERM INCENTIVES

  The Stock Performance Plan ("the Stock Plan") was also approved by stockholders at the Annual Meeting in May 1996. The Stock Plan is intended to reward executives for business results and to associate their interests with those of stockholders. Under the Stock Plan, the Committee provides long-term incentive awards in the form of stock options, performance shares and restricted shares. Target long-term award levels are based on competitive practices within the peer group and the financial industry in general, with different award levels established for each level of management. Typically, higher level executives receive performance shares and options; less senior managers and professionals receive restricted shares and options. Restricted share awards are generally four-year awards subject only to continued employment. During the restricted period, recipients receive cash dividends and exercise voting rights on the restricted shares.

  Performance shares are shares of the Corporation's Common Stock contingently granted and earned by the achievement of certain financial goals. The performance shares awarded in 1996 provide for a four-year performance period commencing January 1, 1996. At the end of such period, the performance shares awarded will be earned by an individual in a stated percentage of the award ranging from 0% to 150% of the original share award. The percentage earned will be determined based on the Corporation's ROE as compared with the ROE of peer banking institutions selected by the Committee for each year averaged for the four years in the performance period. During the performance period, dividends on the performance shares are payable in cash to the award recipient, who is also entitled to vote such shares.

  Stock options granted are non-qualified options with a ten year term. The exercise price of the options is the fair market value of the Common Stock on the date of grant. Options vest in three equal installments at the end of the first, second and third years of the ten-year term. To encourage early exercise of options and thus increase long-term ownership, the Committee approved a restorative option feature enabling option recipients, upon exercise of an option, to purchase shares by exchanging currently owned shares of Common Stock and to receive a restorative option equal to the number of shares used for the option purchase. The exercise price for restorative options is the fair market value of the Common Stock on the date of the restorative grant. Restorative options may be exercised six months from the date of grant through the end of the original ten-year term. The opportunity to receive a restorative option is limited to one restorative grant per year attributable to any single, original stock option grant.

CONVERSION OF PERFORMANCE SHARES FROM PREDECESSOR PLANS

  Prior to 1996, both First Chicago and NBD awarded performance shares to selected executive officers. Both programs had established performance-based standards and performance terms consistent with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") to assure deductibility for Federal income tax purposes of shares earned by the five highest paid executive officers. In order to integrate and transition all compensation programs of the Corporation, the Committee, in February 1996, approved a conversion of all outstanding performance shares. Under the conversion, all or a portion of the outstanding performance shares were converted to new performance shares under the Stock Plan and became subject to newly established performance criteria under the Stock Plan. Under the conversion methodology, a portion of prior NBD performance share awards were converted to restricted shares, based upon actual performance for the portion of the performance period completed as of December 31, 1995. These restricted shares are subject only to continued employment through the end of the original performance period. As a result of the change in previously established performance standards, these restricted shares became non-deductible under Section 162(m).

  For the first set of converted performance shares, which were to be based on 1996 performance, the determination of the number of shares earned, which could range from 0% to 150% of the number of shares granted, was to be computed by comparing the Corporation's ROE to the ROE of the peer group of banks. Because the Corporation's 1996 ROE was at the median of the peer group, 100% of the performance shares were deemed to be earned for 1996 by the Committee.

COMPENSATION OF VERNE G. ISTOCK

  During 1996, Mr. Istock's annual base salary rate was increased from $750,000 to $788,100. In April, Mr. Istock's salary was increased to $780,000 reflecting both his normal annual review as well as recognition of his earlier election as Chairman and Chief Executive Officer and successful merger of First Chicago and NBD. In September, Mr. Istock, as well as other executive officers, received a one-time salary adjustment to compensate for the loss of country club and luncheon club memberships pursuant to a change in the Corporation's policy regarding reimbursement for such memberships. This adjustment for Mr. Istock was $8,100, increasing his annual salary to $788,100. The reported base salary earnings of $774,416 in the Summary Compensation Table differ only due to the timing of the increases during the year.

  Under the Bonus Plan, Mr. Istock received an annual cash bonus, as reflected in the Summary Compensation Table, of $1,000,000. This cash bonus award reflects a subjective evaluation of Mr. Istock's performance, including consideration of the Corporation's 1996 EPS and ROE, total stockholder return in 1996 of approximately 40.7% (ranking number 17 on the KBW 50 Index published by Keefe, Bruyette & Woods, Inc.), and other financial results that were at or near target levels for the year, as well as attainment of various organizational and non-financial objectives during the critical first year following the Merger.

  Under the Stock Plan, Mr. Istock received, in March 1996, 33,333 performance shares and 100,000 non-qualified stock options. The performance shares provide for a four-year performance period commencing January 1, 1996. The actual number of performance shares earned will be based on the Corporation's relative ROE compared to the peer group. The number of shares granted reflects median award levels within the peer group as well as the Committee's subjective assessment of Mr. Istock's past performance and expected future contribution to the Corporation's success.

DEDUCTIBILITY

  The Internal Revenue Code limits allowable Federal income tax deductions for compensation paid by a publicly held corporation. Section 162(m) of the Internal Revenue Code limits deductible compensation to $1 million for the Corporation's chief executive officer and the four other most highly compensated executive officers employed at year end. However, performance-based compensation may be excluded from this limit provided, among other things, that payment of performance-based compensation is made pursuant to a plan approved by stockholders, is payable upon attainment of pre-determined, objective goals and that the board committee approving such payments is made up of "outside" directors as defined in Section 162(m).

  The Committee believes that executive compensation should be reasonable and competitive and that a substantial portion of total compensation should be based upon the Corporation's performance. It has approved both annual cash and long-term incentive compensation programs and developed target award opportunities accordingly. The Committee will ordinarily seek to provide performance-based compensation that allows for maximum deductibility under
Section 162(m) regulations. However, tax deductibility is only one of many factors that must be considered in any final decision regarding executive compensation. In order to best serve the Corporation and the interests of its stockholders, the Committee may determine that payment of non-deductible compensation is necessary to provide an appropriate award consistent with its overall philosophy and the intent of the performance-based programs.

STOCK OWNERSHIP GUIDELINES

  Consistent with the importance of long-term, stock-based incentives and to further ensure that the interests of its senior managers are in line with those of stockholders, the Committee and Board of Directors established, in 1996, formal stock ownership guidelines for Senior Vice Presidents and higher level officers. These guidelines assume that affected officers will meet or exceed the guideline within five years of implementation or of attaining the level associated with each guideline.

                                      Respectfully submitted,
                                      The Organization, Compensation and
                                      Nominating Committee

                                      James J. O'Connor, Chair
                                      James K. Baker
                                      James S. Crown
                                      Maureen A. Fay, O.P.
                                      Richard A. Manoogian
                                      Adele Simmons

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total return on the Common Stock of the Corporation with the Standard & Poor's 500 Index (the "S&P 500 Index") and the KBW 50 Index published by Keefe, Bruyette & Woods, Inc. (the "KBW 50 Index"). The S&P 500 Index is a broad-based market index, and the KBW 50 Index includes a cross-section of major banking institutions. Each of these indices includes the Corporation's Common Stock. The values in the graph show the relative performance of a $100 investment made on December 31, 1991, in the Corporation's Common Stock, the S&P 500 Index and the KBW 50 Index.

   Comparison of Five Year Cumulative Total Return(/1/)
   Among the Corporation, S&P 500 Index and KBW 50 Index.(/2/)

                       [PERFORMANCE GRAPH APPEARS HERE]

                    1991           1992           1993           1994           1995           1996
  Corporation       100            114            107            102            155            218
  S&P 500           100            108            118            120            165            203
  KBW 50            100            127            134            128            204            289

-------
(1) Assumes $100 invested at December 31, 1991, with reinvested dividends.
(2) At December 31 in each year.

                      COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE OFFICER COMPENSATION TABLE

  The following table sets forth the compensation paid, earned or awarded for the years indicated therein, to the Corporation's chief executive officer and its other four most highly compensated executive officers.

                          SUMMARY COMPENSATION TABLE

                                                                       LONG TERM COMPENSATION
                                                                 ----------------------------------
                                     ANNUAL COMPENSATION                 AWARDS           PAYOUTS
                                 ----------------------------    ----------------------- ----------
                                                      OTHER                                           ALL
                                                      ANNUAL     RESTRICTED  SECURITIES              OTHER
                                                     COMPEN-       STOCK     UNDERLYING             COMPEN-
    NAME AND PRINCIPAL            SALARY              SATION       AWARDS   OPTIONS/SARS    LTIP    SATION
         POSITION           YEAR   ($)    BONUS ($)    ($)       ($)(1)(2)     (#)(3)    PAYOUTS(4) ($)(5)
--------------------------  ---- -------- ---------- --------    ---------- ------------ ---------- -------
Verne G. Istock...........  1996 $774,416 $1,000,000 $297,261(6) $  691,431   185,206     $163,309  $6,000
Chairman of the Board,      1995  746,154    550,000   65,934             0    60,468      372,600   6,000
President
and Chief Executive Offi-   1994  724,135    435,000   51,698       690,625    71,060      349,650   5,942
cer

Thomas H. Jeffs II........  1996  655,015    475,000   48,915       571,774    90,284      152,913   6,000
Vice Chairman of the Board  1995  652,500    400,000   55,556             0    54,123      356,400   6,000
                            1994  649,423    350,000   46,816       690,625    62,997      341,845   5,942

Scott P. Marks, Jr........  1996  403,128    550,000   42,008             0    66,268      451,970  12,469
Vice Chairman of the Board  1995  317,988    525,000    6,397             0   127,158            0   9,915
                            1994  295,659    525,000    6,495       931,875    74,571            0   9,245

David J. Vitale...........  1996  481,580    650,000   45,521             0    96,701      516,520  14,822
Vice Chairman of the Board  1995  419,349    750,000    6,495             0   169,867            0  12,955
                            1994  396,437    450,000    6,495     1,065,000   133,055            0  12,268

Andrew J. Paine, Jr.......  1996  383,959    350,000   13,891       180,302    10,500       52,099  12,375
Executive Vice President    1995  381,463    185,000   12,540             0         0            0  12,375
                            1994  379,963    160,000    6,660             0    20,000            0  12,375

-------
(1) In February 1996, Messrs. Istock, Jeffs and Paine received restricted shares of the Corporation's Common Stock in connection with the modification of certain prior awards of performance shares originally granted by NBD in 1993 through 1995. See footnote (3) to the "Long-Term Incentive Plans--Awards in Last Fiscal Year" table below. Dividends on these shares will be paid in cash. The following table sets forth the number of restricted shares that will vest on December 31 in each of the years indicated.

                                                           NUMBER OF
                                                       RESTRICTED SHARES
                                                          VESTING ON
                                                          DECEMBER 31     TOTAL
                                                       ----------------- SHARES
      NAME                                             1996  1997  1998  AWARDED
      ----                                             ----  ----- ----- -------
      Verne G. Istock................................. 6,698 7,900 3,188 17,786
      Thomas H. Jeffs II.............................. 6,270 6,000 2,438 14,708
      Andrew J. Paine, Jr. ........................... 2,138 1,750   750  4,638

   In 1994, NBD awarded each of Messrs. Istock and Jeffs 25,000 restricted shares of the Corporation's Common Stock. These restricted share awards vest in three equal installments at the end of 1996, 1997 and 1998. Dividends on these shares are payable in cash.
   In 1994, First Chicago awarded Messrs. Marks and Vitale performance restricted stock awards of 31,675 and 36,200 shares, respectively. As originally structured, these awards consisted of dividend-bearing shares of the Corporation's Common Stock, unrestricted ownership of which would be earned upon the attainment of certain corporate performance criteria during each of the years 1995, 1996 and 1997 (each, a "performance period"). For each performance period, the executive officer would earn a stated percentage of one-third of the number of shares granted, plus reinvested dividends. The determination of the percentage, which could range from 0% to 150%, was to be based upon the relative ranking of First Chicago's total stockholder return for the applicable performance period as compared with the total stockholder return of the 50 banks comprising the KBW 50 Index. Total stockholder return was to be measured by the stock price appreciation of First Chicago's common stock plus dividend payout during the applicable performance period. Awards, if any, earned for each performance period were to be paid in three annual installments commencing the year immediately following the performance period, with one-third of the earned award being paid in the first installment, one-half of the remaining award being paid in the second installment, and the remainder of the award being paid in the final installment. The payment of each installment was to be contingent upon the executive officer's continued employment at the time of such payment. For the 1995 performance period, 125% of the first one-third of the performance restricted shares granted (plus reinvested dividends accrued thereon) were earned. Payment of these shares is being made in three annual installments in 1996, 1997 and 1998, contingent upon the executive officer's continued employment. Dividends on the earned shares are paid in cash.
  In February 1996, the remaining two-thirds of the performance restricted shares originally granted by First Chicago in 1994, plus reinvested dividends previously accrued thereon, were converted into performance shares. See footnote (3) to the "Long-Term Incentive Plans--Awards in Last Fiscal Year" table below.
(2) The dollar values shown are based upon the closing market price of the common stock of the corporation (First Chicago or NBD) that granted the award on the date the restricted shares were granted. Dividends on the performance restricted shares granted by First Chicago in 1994 were reinvested in common stock of First Chicago, prior to the Merger, and of the Corporation, subsequent to the Merger; effective April 1, 1996, dividends on these shares have been payable in cash. Dividends on all other restricted shares are payable in cash.
  At December 31, 1996, the aggregate number of restricted shares of the Corporation's Common Stock held by the executive officers named in the Summary Compensation Table and the value of these shares, based upon the $53.75 per share closing price of the Corporation's Common Stock on December 31, 1996, were as follows:

                                                           NUMBER OF
                  NAME                                      SHARES     VALUE
            ----------------                               --------- ----------
            Verne G. Istock...............................  27,755   $1,491,831
            Thomas H. Jeffs II............................  25,105    1,349,394
            Scott P. Marks, Jr............................  26,614    1,430,482
            David J. Vitale...............................  26,379    1,417,879
            Andrew J. Paine, Jr...........................   8,580      461,175

(3) The amounts for 1996 include new stock options granted under the Corporation's Stock Performance Plan as well as restorative stock options. The Corporation granted new stock options in 1996 to Messrs. Istock, Jeffs, Marks, Vitale and Paine for 100,000, 36,000, 36,000, 36,000 and 10,500 shares, respectively. All other stock options granted in 1996 were restorative stock options. For a description of restorative stock options, see the Organization, Compensation and Nominating Committee Report on Executive Compensation contained herein and footnote (2) to the "Options/SAR Grants in Last Fiscal Year" table below.
  The amounts for 1995 and 1994 for Messrs. Marks and Vitale were granted under First Chicago's Stock Incentive Plan. First Chicago granted new stock options in 1995 and 1994 for 47,965 and 41,178 shares to Mr. Marks and 72,400 and 66,518 shares to Mr. Vitale. All other First Chicago stock option grants for 1995 and 1994 were restorative stock options.

   The amounts for 1995 and 1994 for Messrs. Istock, Jeffs and Paine were granted under NBD's Performance Incentive Plan. All NBD stock options granted in 1995 were restorative options. NBD granted new stock options in 1994 of 60,000, 50,000 and 20,000 shares to Messrs. Istock, Jeffs and Paine, respectively. All other NBD stock option grants for 1994 were restorative options.
(4) The dollar values equal the market value of the Common Stock on the date the payouts of performance share awards were certified.
(5) The amounts for Messrs. Marks and Vitale represent matching contributions to the First Chicago 401(k) and supplemental 401(k) plans. The amounts for Messrs. Istock and Jeffs represent matching contributions to NBD's 401(k) plan. The amounts for Mr. Paine represent matching contributions to NBD's 401(k) plan in the amount of $3,375 in each year and payments of split-dollar life insurance premiums of $9,000 in each year with respect to a policy for the benefit of Mr. Paine.
(6) During 1996, the Corporation reimbursed Mr. Istock for moving expenses in the amount of $98,642.

OPTION GRANTS TABLE

  The following table provides information on stock options granted in 1996 to the executive officers named in the Summary Compensation Table. In 1996, the Corporation granted both new and restorative stock options to Messrs. Istock, Jeffs, Marks, Vitale and Paine. All options granted by the Corporation in 1996 were non-qualified stock options, and no stock appreciation rights ("SARs") were granted in 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                            INDIVIDUAL GRANTS
         ---------------------------------------------------------
           NUMBER OF    PERCENT OF TOTAL
           SECURITIES     OPTIONS/SARS
           UNDERLYING      GRANTED TO
            OPTIONS/      EMPLOYEES IN     EXERCISE OR             GRANT DATE PRESENT
          SARS GRANTED     FISCAL YEAR      BASE PRICE  EXPIRATION     VALUE ($)
    NAME   (#) (1)(2)          (3)            ($/SH)       DATE           (4)
----------------------- ------------------ ------------ ---------- ------------------
Verne
 G.
 Istock. 100,000            2.18%          $40.50       03/08/06   $1,017,300
                  8,331               0.18        37.69   06/28/00             49,778
                 10,194               0.22        37.69   06/14/02             69,480
                 10,050               0.22        37.69   06/19/04             74,120
                 11,426               0.25        49.44   03/13/98             56,736
                 14,334               0.31        49.44   06/28/00            121,177
                 15,549               0.34        49.44   06/14/02            162,748
                 15,322               0.33        49.44   06/19/04            183,446
Thomas
 H.
 Jeffs
 II....   36,000            0.79            40.50       03/08/06      366,228
                 10,548               0.23        49.25   03/13/98             51,418
                 14,148               0.31        49.25   06/28/00            117,799
                 16,771               0.37        49.25   06/14/02            172,686
                 12,817               0.28        49.25   06/19/04            150,973
Scott
 P.
 Marks,
 Jr....   36,000            0.79            40.50       03/08/06      366,228
                  6,287               0.14        37.44   01/08/03             43,826
                 10,777               0.24        37.44   01/14/04             78,149
                 13,204               0.29        37.44   01/13/05             98,609
David
 J.
 Vitale.  36,000            0.79            40.50       03/08/06      366,228
                 11,849               0.26        49.25   01/08/03            136,856
                 31,151               0.68        49.25   01/14/04            383,441
                 17,701               0.39        49.25   01/13/05            229,208
Andrew
 J.
 Paine,
 Jr....   10,500            0.23            40.50       03/08/06      106,817

-------
(1) The first line denotes new grants made by the Corporation in 1996; all other grants by the Corporation in 1996 were restorative options. One third of each new option grant becomes exercisable on the first, second and third anniversaries of the grant date, which was March 8, 1996.

(2) Restorative Option Feature: The new stock options granted by the Corporation in 1996 and the new stock options issued by either First Chicago pursuant to its Stock Incentive Plan ("SIP") or by NBD pursuant to its Performance Incentive Plan ("PIP") that were outstanding at the time of the Merger include a restorative feature which provides for the issuance of restorative options. The restorative feature allows a participant who exercises a stock option during the participant's employment, and who pays all or a part of the exercise price of a stock option with shares of Common Stock held by the participant for at least six months, to receive a restorative option to purchase the number of shares of Common Stock equal to the number of whole shares used by the participant in payment of the stock option's exercise price. Restorative options become exercisable six months after the date of grant. The expiration date of a restorative option is the expiration date of the original stock option to which it relates, and the exercise price is not less than 100% of the fair market value of the Common Stock on the date the restorative option is granted.

   Under the restorative feature of stock options issued under First Chicago's SIP, additional restorative options are granted with respect to shares exchanged to pay tax withholding obligations related to the option exercise; the market price of the Common Stock must be at least 25% higher than the exercise price of the outstanding stock option at the time of exercise of the new stock option; and a restorative stock option will not be granted upon the exercise of a restorative stock option.

(3) The percentages shown are based on total options granted by the Corporation in 1996 (both new and restorative options) on 4,584,857 shares of Common Stock.

(4) The grant date present values were determined using the Black-Scholes option pricing model.

  The assumptions used in calculating the Black-Scholes present value of $10.17 per option for new option grants were as follows:

  (a) Option Term (time of exercise and vesting): options assumed to commence on grant date with a ten year term.

  (b) Volatility: 19.97%--based on ten years of daily stock prices from March 9, 1986, through March 8, 1996;

  (c) Risk-Free Rate of Return: 6.41%--estimated ten year zero coupon treasury yield; and

  (d) Dividend Yield: 3.56%--dividend at the time of grant divided by the stock price at the time of grant.

  The calculations with respect to all restorative options assume: (a) a restorative option vests six months after the grant date and has a term equal to the remaining term of the original option; (b) volatility is based on daily stock prices over a period of years equal to the remaining term of the grant and ending on the grant date; (c) a risk-free rate of return equal to the zero coupon treasury yield curve for the remaining term of the option granted at the grant date; and (d) a dividend yield equal to the dividend on the grant date divided by the stock price on such date. The specific assumptions used for the calculation of the grant date present values for the restorative options granted to the named executive officers are as follows:

                                                     WEIGHTED
                                                      AVERAGE
                               NUMBER OF      DATE   REMAINING              RISK-FREE    DIVIDEND
                            OPTIONS GRANTED GRANTED    TERM    VOLATILITY RATE OF RETURN  YIELD
                            --------------- -------- --------- ---------- -------------- --------
   Verne G. Istock.........     28,575       1/22/96   6.54      18.82%        5.43%       3.82%
                                56,631      10/22/96   4.84      17.57         6.29        2.91
   Thomas H. Jeffs II......     54,284      10/25/96   4.78      17.43         6.23        2.92
   Scott P. Marks, Jr......     30,268       1/29/96   8.19      18.61         5.57        3.85
   David J. Vitale.........     60,701      10/25/96   7.31      19.30         6.38        2.92
   Andrew J. Paine, Jr.....          0           --     --         --           --          --

  No adjustments were made in calculating the grant date present value of an option to account for potential forfeiture or the non-transferable nature of the option.

  The actual value of the options will depend on the market value of the Common Stock on the dates the options are exercised. No realization of value from the options is possible without an increase in the price of the Common Stock, which would benefit all stockholders.

1996 OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

  The following table provides information on options exercised in 1996 by the executive officers named in the Summary Compensation Table, the number of unexercised options each of them held at December 31, 1996, and the value of the unexercised in-the-money options each of them held as of that date. No SARs were outstanding at any time during 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                               NUMBER OF SECURITIES
          SHARES              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
         ACQUIRED                  OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS
            ON      VALUE          AT FY-END (#)           AT FY-END ($) (1)
         EXERCISE  REALIZED  ------------------------- -------------------------
     NAME  (#)       ($)     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----------------- ---------- ----------- ------------- ----------- -------------
Verne
 G.
 Istock. 108,043  $1,090,474         0      199,631    $        0   $2,537,721
Thomas
 H.
 Jeffs
 II....   71,123     829,294         0      127,284             0    1,556,653
Scott
 P.
 Marks,
 Jr....   40,671     586,090   140,345       81,703     2,981,254    1,792,328
David
 J.
 Vitale.  86,125   2,237,907   159,039      167,141     3,779,218    2,780,189
Andrew
 J.
 Paine,
 Jr....        0           0    35,392       24,900     1,174,315      456,519

-------
(1) The values are based on the $53.75 per share closing price of the Common Stock on December 31, 1996, less the exercise price of the options.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR TABLE

  The following table provides information on performance share awards made by the Corporation in 1996 under the Stock Performance Plan to the executive officers named in the Summary Compensation Table.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                  ESTIMATED FUTURE PERFORMANCE
                                                  SHARE PAYOUTS UNDER NON-STOCK
              NUMBER OF     PERFORMANCE OR              PRICE-BASED PLANS
             PERFORMANCE  OTHER PERIOD UNTIL  -------------------------------------
               SHARES        MATURATION OR    THRESHOLD    TARGET        MAXIMUM
   NAME      (#) (1)(2)       PAYOUT (3)         (#)         (#)           (#)
   ---------------------- ------------------- --------- ------------- -------------
   Verne
    G.
    Istock. 33,000        1996-1999              0      33,000        49,999
                    2,702                1996         0         2,702         4,053
                    7,900           1996-1997         0         7,900        11,850
                   13,812           1996-1998         0        13,812        20,718
   Thomas
    H.
    Jeffs
    II....  12,000        1996-1999              0      12,000        18,000
                    2,530                1996         0         2,530         3,795
                    6,000           1996-1997         0         6,000         9,000
                   10,562           1996-1998         0        10,562        15,843
   Scott
    P.
    Marks,
    Jr....  12,000        1996-1999              0      12,000        18,000
                    7,478                1996         0         7,478        11,217
                    7,478           1996-1997         0         7,478        11,217
                    7,478           1996-1998         0         7,478        11,217
   David
    J.
    Vitale. 12,000        1996-1999              0      12,000        18,000
                    8,546                1996         0         8,546        12,819
                    8,546           1996-1997         0         8,546        12,819
                    8,546           1996-1998         0         8,546        12,819
   Andrew
    J.
    Paine,
    Jr....   3,500        1996-1999              0       3,500         5,250
                      862                1996         0           862         1,293
                    1,750           1996-1997         0         1,750         2,625
                    3,250           1996-1998         0         3,250         4,875

-------
(1) The first line denotes new grants made by the Corporation in 1996. The other grants resulted from the February 1996 modification of awards previously made by either First Chicago or NBD to their executive officers, as fully described in footnote (3) below.
(2) Each performance share awarded in 1996 consisted of one share of Common Stock, contingently granted and earned by achievement of certain return-on-equity goals for the Corporation compared to other peer banking institutions. During the performance period, the shares are issued and outstanding and the executive officer has the right to vote the shares and to receive cash dividends.
(3) New Performance Shares: The new grants of performance shares in 1996 provide for a four-year performance period commencing January 1, 1996. At the end of such period, the performance shares awarded will be earned in a stated percentage of the award which will range from 0% to 150% of the original share award, which percentage will be determined based on the Corporation's ROE as compared with the ROE of peer banking institutions for each year averaged for the four years in the performance period.
  Converted First Chicago Performance Restricted Shares: In February 1996, outstanding performance restricted shares originally granted by First Chicago in 1994, plus reinvested dividends previously accrued thereon, were converted into performance shares which may be earned upon the attainment of certain performance criteria during three new calendar year-based performance periods: 1996; 1996-1997 and 1996-1998. For each new performance period, the executive officer will earn a stated percentage of one-third of the number of shares remaining from the original grant. The determination of the percentage of the shares earned, which may range from 0% to 150%, will be based upon the Corporation's ROE relative to the ROE of peer banking institutions for each year in the new performance period averaged for the numbers of years in the performance period.
  Modified NBD Performance Shares: In February 1996, all outstanding performance shares previously awarded by NBD were modified. For each existing performance share grant, the shares earned for the portion of the performance period completed at the end of 1995 were calculated, and these earned shares were converted to restricted shares paying cash dividends with restrictions lapsing at the end of the original performance period if the executive officer remains employed by the Corporation on that date.
  With respect
  to the remainder of each performance share grant, the performance criteria were revised so that the executive officer will earn a percentage of the performance shares, which may range from 0% to 150% of the shares granted, based upon the Corporation's ROE relative to the ROE of peer banking institutions for each year in the performance period averaged for the number of years in the performance period.

PENSION PLANS

  Prior to the Merger, First Chicago and NBD had established separate pension plans for the benefit of their respective employees. Each of these plans continued to be in effect as described below through December 31, 1996.

 First Chicago Pension Plan

  In general, salaried employees of designated former First Chicago subsidiaries were eligible during 1996 to participate in the First Chicago Pension Plan upon both attaining age 21 and completing one year of service. A participant is 100% vested after completing five years of vesting service. Generally, an employee who has completed 15 years of vesting service may elect, upon adequate notice, early retirement after attaining age 55. With certain exceptions, upon reaching age 65 or after completing five years of vesting service, if later, each participant is entitled to receive annual retirement income (in monthly installments) for life equal to the average of the highest annual rates of base salary paid to the participant in each of the participant's last five years of employment, multiplied by a percentage (which may not exceed 70%) computed by multiplying the number of years of credited service under the Pension Plan by 2%. For participants who retired after 1988, there is no reduction in pension benefits for federal Social Security benefits.

  The First Chicago Supplemental Pension Plan was adopted to permit the payment of supplemental benefits to employees whose annual benefits upon retirement under the Pension Plan would exceed those permitted by the Internal Revenue Code. The Supplemental Pension Plan provides that if at any time the amount of the annual retirement benefit which would otherwise be payable under the Pension Plan to a person who has completed five or more years of vesting service is or becomes limited by reason of compliance with the Internal Revenue Code, such person shall be entitled to receive under the Supplemental Pension Plan a supplemental benefit equal to the difference between the benefit such person receives under the Pension Plan and the benefit such person would have received if such limitation had not been included. The benefit is payable from the general assets of the Corporation.

  The First Chicago Executive Retirement Plan provides certain senior officers with an additional retirement benefit payable from the general assets of the Corporation. The benefit payable under the Executive Retirement Plan is equal to the incremental benefit that would be provided under the Pension Plan and the Supplemental Pension Plan if an amount equal to the average of the participant's five largest annual bonus awards (with a maximum limit per year of 50% of base salary) were added to the participant's base salary for purposes of calculating the retirement benefits payable under the Pension Plan and Supplemental Pension Plan.

  The following table illustrates the estimated annual benefits payable upon retirement for specified average compensation rates and years of credited service classifications assuming retirement at age 65 on December 31, 1996. The amounts shown in the table include amounts payable pursuant to the Supplemental Pension Plan and the Executive Retirement Plan.

                                       ESTIMATED ANNUAL RETIREMENT BENEFITS WITH
                                          INDICATED YEARS OF CREDITED SERVICE
        COVERED                  -----------------------------------------------------
      COMPENSATION                  10       15       20       25       30       35
      ------------               -------- -------- -------- -------- -------- --------
       $  200,000..............  $ 40,000 $ 60,000 $ 80,000 $100,000 $120,000 $140,000
          400,000..............    80,000  120,000  160,000  200,000  240,000  280,000
          600,000..............   120,000  180,000  240,000  300,000  360,000  420,000
          800,000..............   160,000  240,000  320,000  400,000  480,000  560,000

  The years of credited service and covered compensation under the Pension Plan (including the Supplemental Pension Plan) and Executive Retirement Plan as of December 31, 1996, for the covered executive officers named in the Summary Compensation Table are as follows:

                                                             SCOTT P.  DAVID J.
                                                            MARKS, JR.  VITALE
                                                            ---------- --------
  Years of Credited Service................................     12        29
  Covered Compensation(1)..................................  $472,050  $600,000

-------
(1) These amounts represent the average aggregate covered compensation under the Pension Plan (including the Supplemental Pension Plan) and Executive Retirement Plan for the past five years.

 NBD Employees' Retirement Plan

  In general, during 1996 NBD's Employees' Retirement Plan covered salaried employees of NBD and certain affiliated companies. The plan provides for normal retirement benefits upon retirement at age 65. The normal retirement age under the plan is tied generally to the age at which a participant is entitled to receive unreduced Social Security benefits. Optional retirement at reduced benefit levels is provided for on or after attaining age 55 with at least five years of service.

  Benefits under the plan are based on years of credited service in accordance with the provisions of the plan and on average compensation for the five highest of the final ten years preceding retirement. Compensation covered by the plan is substantially identical to the annual compensation reported in the Summary Compensation Table, except that severance pay, tuition reimbursements, and items of imputed income due to employee life insurance, automobile use and the like are not covered as compensation for plan purposes. Benefits are integrated with federal Social Security benefits.

  The Internal Revenue Code limits the annual benefits that can be paid from any funded retirement plan that qualifies for federal tax exemption. To the extent that annual benefits payable from the Retirement Plan are so limited, benefits are provided under the "Pension Restoration/Supplemental Plan for Certain Employees of NBD Bancorp, Inc." so as to provide designated employees with the benefits to which they are, except for such limitation, entitled.

  Annual pension amounts shown in the following table are straight life annuities for an employee retiring at age 65 on December 31, 1996, and are inclusive of amounts payable under the Pension Restoration/Supplemental Plan, but do not reflect the offset of the applicable portion of Social Security benefits.

                                 ESTIMATED ANNUAL RETIREMENT BENEFITS WITH
                                    INDICATED YEARS OF CREDITED SERVICE
          COVERED          -----------------------------------------------------
       COMPENSATION           15       20       25       30       35       40
       ------------        -------- -------- -------- -------- -------- --------
 $  250,000..............  $ 60,000 $ 80,000 $100,000 $120,000 $140,000 $160,000
    500,000..............   120,000  160,000  200,000  240,000  280,000  320,000
    750,000..............   180,000  240,000  300,000  360,000  420,000  480,000
  1,000,000..............   240,000  320,000  400,000  480,000  560,000  640,000
  1,250,000..............   300,000  400,000  500,000  600,000  700,000  800,000
  1,500,000..............   360,000  480,000  600,000  720,000  840,000  960,000

  The years of credited service and covered compensation under the Employees' Retirement Plan (including the Pension Restoration/Supplemental Plan) as of December 31, 1996, for the covered executive officers named in the Summary Compensation Table are as follows:

                                VERNE G. ISTOCK THOMAS H. JEFFS II ANDREW J. PAINE, JR.
                                --------------- ------------------ --------------------
      Years of Credited
       Service................        33                34                  36
      Covered Compensation(1).    $1,117,963        $1,010,841           $538,500

-------
(1) These amounts represent the covered compensation under the Employees' Retirement Plan (including the Pension Restoration/Supplemental Plan).

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

  Employment Agreements. Employment agreements are in effect between the Corporation and certain key executives (including Messrs. Istock, Jeffs, Marks, Vitale and Paine). Each of these employment agreements (the "Employment Agreements") provides that in the event an employee who is party to an Employment Agreement (a "Covered Executive") is terminated during the two-year period following the Merger other than due to death, disability or for cause (as defined in the Employment Agreements) or if such Covered Executive terminates his employment for Good Reason (defined in the Employment Agreements to include a material diminution of duties and responsibilities or benefits), the Covered Executive will receive a severance payment consisting of: (a) the Covered Executive's base salary through the date of termination,
(b) a proportionate bonus based upon the average bonus paid to the Covered Executive with respect to the three calendar years prior to the date the Covered Executive's employment terminates (the "Average Bonus"), (c) two and one-half times the sum of the Covered Executive's base salary and the Average Bonus, and (d) unpaid deferred compensation and vacation pay. The Covered Executive will also be entitled to a payment equal to the actuarial value of the additional service credit under the Corporation's qualified and supplemental retirement plans that the Covered Executive would have received had the Covered Executive remained employed for 30 months after the date of termination, which amount will be payable pursuant to the terms of the supplemental retirement plans. The factors that provide the basis for calculating the severance payments and additional service credit payments vary over time, and consequently can only be determined as of the specific date upon which any such payments accrue. If payments had been made at December 31, 1996, the total of such severance payments and additional service credit payments to each of Messrs. Istock, Jeffs, Marks, Vitale and Paine would have been $3,902,872, $3,211,407, $2,934,900, $5,477,415 and $1,735,283,
respectively. A Covered Executive whose employment is not terminated in the manner described in this paragraph will not be entitled to receive any severance or additional service credit payments under the Employment Agreements. In addition to such severance payments and additional service credit payments, the Covered Executive is entitled to continued employee welfare benefits for 30 months after his date of termination. The Corporation will also provide the Covered Executive with outplacement services, secretarial support, office space and a company car (if provided prior to the termination of employment) for one year following such termination. In addition, the Employment Agreements provide that in the event a Covered Executive becomes entitled to receive a severance payment, additional service credit payment and other severance benefits and such severance payment and benefits are subject to an excise tax, the Covered Executive will become entitled to receive an additional payment in an amount such that after the payment of all income and excise taxes, the Covered Executive will be in the same after-tax position as if no excise tax has been imposed (the severance payments and benefits described in this paragraph, collectively, the "Severance Benefits").

  Change of Control Agreements. Change of control severance agreements are in effect between the Corporation and certain key executives (including Messrs. Istock, Jeffs, Marks, Vitale and Paine). These executive change of control agreements (the "Change of Control Agreements") were effective as of July 11, 1995, the date of the Merger Agreement, have been general obligations of the Corporation since the Merger, and provide, generally, that if, within three years subsequent to a change of control of the Corporation (a "Change of Control"), or the 30-day period which begins one year after the Change of Control, the executive's employment is terminated (other than for cause, or for other limited reasons specified in the Change of Control Agreements), or if the executive terminates employment for Good Reason (defined in the Change of Control Agreements to include a diminution of duties and responsibilities or benefits), the executive will be entitled to receive the Severance Benefits described above. The Merger did not constitute a change of control for purposes of the Change of Control Agreements.

 TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS, STOCKHOLDERS AND ASSOCIATES

  Directors, director nominees and executive officers of the Corporation and their associates were customers of, or had transactions with, the Corporation or the Corporation's banking or other subsidiaries in the ordinary course of business during 1996. Additional transactions may be expected to take place in the future. All outstanding loans to directors, director nominees and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, where applicable, as those prevailing at the time for comparable transactions with other persons, and do not involve more than normal risk of collectibility or present other unfavorable features. All other transactions described below were entered into in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

  During 1996, subsidiaries of the Corporation paid approximately $3,469,000 to Kelly Services, Inc. for the provision of temporary employment services. Terence E. Adderley, President and Chief Executive Officer of Kelly Services, Inc., is a director of the Corporation.

  Subsidiaries of Aon Corporation received brokerage commissions and fees in 1996 of approximately $677,000 for obtaining certain insurance for the Corporation and its subsidiaries. In addition, during 1996, a subsidiary of Aon Corporation paid approximately $268,000 to subsidiaries of the Corporation for rent and incidental services and expenses pursuant to a lease of space on the subsidiaries' premises used in connection with the marketing of annuity products. Certain subsidiaries of the Corporation also received net commissions of approximately $135,000 from subsidiaries of Aon Corporation in connection with the sale of insurance products. Patrick G. Ryan, Chairman, President and Chief Executive Officer of Aon Corporation, is a director of the Corporation.

  During 1996, subsidiaries of the Corporation paid approximately $160,000 to Group II Communications, Inc. for corporate promotional products and gift program services. Andrew J. McKenna, a nominee for director of the Corporation, is a director and shareholder of Group II Communications, Inc. Also during 1996, subsidiaries of the Corporation paid approximately $196,000 to Schwarz for packaging supplies. Mr. McKenna is the Chairman and Chief Executive Officer and a shareholder of Schwarz.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors recommends that the stockholders ratify the appointment by the Audit Committee of the Board of Directors of Arthur Andersen LLP as independent auditors for the Corporation for the year 1997.

  In anticipation of the Merger, it was recognized that certain efficiencies and cost savings would be gained from the immediate selection of the independent accountant who would be responsible for the audit of the financial statements of the combined companies. To effect this result, on September 18, 1995, the Board of Directors of NBD authorized NBD to change its certified public accountants from Deloitte & Touche LLP to Arthur Andersen LLP, which had served as the independent public accountants for First Chicago since First Chicago commenced operations in 1969. The change was effective immediately, and Arthur Andersen LLP audited the Corporation's consolidated financial statements included in the Corporation's reports on Form 10-K for the years ended December 31, 1995 and December 31, 1996.

  The Deloitte & Touche LLP audit reports on the consolidated financial statements of NBD for the years ended December 31, 1993 and 1994, respectively, did not contain an adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended December 31, 1994, and the interim period preceding the change of independent accountants, there were no disagreements between NBD and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report. Further, Deloitte & Touche LLP did not advise NBD of any reportable events during the aforementioned time period.

  Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions presented at the Annual Meeting.

  In the event the appointment of Arthur Andersen LLP is not ratified by the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, the appointment of independent auditors will be reconsidered by the Audit Committee of the Board of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF AUDITORS.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  Any proposal that a holder of Common Stock intends to present at next year's Annual Meeting of Stockholders must be received by the Corporation, at the address appearing on the first page of this proxy statement, no later than November 28, 1997, in order to be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

  As of the date of this proxy statement, the Board of Directors of the Corporation does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

                                 MISCELLANEOUS

  The cost of soliciting proxies will be borne by the Corporation. The solicitation will be primarily by mail. In addition to the use of the mail, some of the officers, directors and regular employees of the Corporation and its subsidiaries may solicit proxies by telephone, telegram or personal interview without additional remuneration therefor. The Corporation intends to reimburse banks, brokerage houses and other institutions, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy material to their principals.

  Stockholders are urged to sign and date the enclosed proxy and return it as promptly as possible in the envelope enclosed for that purpose. This year, stockholders of record can also give proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. The Corporation has been advised by counsel that the procedures that have been put in place are consistent with the requirements of applicable law. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are included with the enclosed proxy card.

  Properly executed proxies will be voted in accordance with stockholders' directions. If no directions are given, proxies will be voted for the election of directors and, with respect to each other matter scheduled for consideration at the Annual Meeting, in accordance with the recommendations of the Board of Directors as set forth in this proxy statement. The proxy does not affect the right to vote in person at the Annual Meeting and may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy (including a proxy via telephone or the Internet) or by giving written notice of such revocation to the Secretary of the Corporation.

                                             By order of the Board of
                                             Directors,

March 28, 1997                                    Sherman I. Goldberg
                                                  Secretary

PROXY

                         FIRST CHICAGO NBD CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 9, 1997


     The undersigned hereby appoints John W. Ballantine and Susan S. Moody, and each of them, as proxies, with full power of substitution, to represent the undersigned and to vote all shares of stock of First Chicago NBD Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on May 9, 1997, and any adjournments thereof, upon all matters that may properly come before the Meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of directors and FOR the ratification of the appointment of auditors.

     This card also provides voting instructions for any shares held in the Corporation's dividend reinvestment and stock purchase plan.

     Your vote for the election of the Class II Directors may be indicated on the other side. The nominees are--(1) Bryan, (2) Buschmann, (3) Istock, (4) Marks, (5) McKenna, (6) Reilly and (7) Simmons.

     Please date and sign on the reverse side and return promptly in the enclosed business reply envelope.

     If you do not sign and return a proxy, or attend the meeting and vote by ballot, your shares cannot be voted.
                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------
--------------------------------------------------------------------------------

                            [FOLD AND DETACH HERE]


                            Dividend Direct Deposit

     First Chicago NBD offers common stockholders the convenience of having dividends electronically deposited without charge into their checking, savings or money market account at most U.S. financial institutions. To obtain an enrollment card, contact First Chicago Trust Company of New York at (800) 446-2617.

Dividend Reinvestment and Stock Purchase Plan

     Stockholders can increase their ownership in the Corporation without brokerage commissions or service fees through the Dividend Reinvestment and Stock Purchase Plan. For a prospectus and an enrollment card, contact First Chicago Trust Company of New York at (800) 446-2617.

--------------------------------------------------------------------------------

[X] Please mark your                                                      6777
    vote as in this
    example.

     This proxy when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR proposal 2.

--------------------------------------------------------------------------------
           The Board of Directors recommends a vote FOR proposal 2.
--------------------------------------------------------------------------------
                  FOR   WITHHOLD                           FOR  AGAINST  ABSTAIN
1. Election of    [ ]     [ ]      2. Ratification of the  [ ]    [ ]      [ ]
   Directors                          appointment of
   (see reverse)                      Auditors.

Except vote withheld from the following nominee(s):


------------------------------------------------
--------------------------------------------------------------------------------




                                          The signer hereby revokes all proxies
                                          heretofore given by the signer to vote
                                          at said meeting or any adjournments
                                          thereof.

                                          Please sign exactly as name appears
                                          hereon. Joint owners should each sign.
                                          When signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such.


                                          --------------------------------------

                                          --------------------------------------
                                          SIGNATURE(S)                   DATE

--------------------------------------------------------------------------------
                            [FOLD AND DETACH HERE]

                     IMPORTANT: PLEASE VOTE AND SIGN YOUR
                 PROXY AND RETURN IT IN THE ENVELOPE PROVIDED


                         FIRST CHICAGO NBD CORPORATION
                        Annual Meeting of Stockholders
                                  May 9, 1997
                       9:30 A.M. (Eastern Standard Time)
                             Auditorium, 5th Floor
                                   NBD Tower
                              One Indiana Square
                             Indianapolis, Indiana

First Chicago NBD common stockholders can now vote their shares either over the telephone or the Internet. This eliminates the need to return the proxy card.

To vote your shares over the telephone or the Internet you must have your proxy card and SSN available. The series of numbers that appear on the top of your proxy card must be used to access the system.

1.   To vote over the telephone:
          On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, 7 days a week.

2.   To vote over the Internet:
          Log on to the Internet and go to the web site http://www.vote-by-net.com

Your vote over the telephone or the Internet authorizes the named proxies in the same manner as if you marked, signed, dated and returned your proxy card.

If you choose to vote your shares over the telephone or the Internet, there is no need for you to mail back your proxy card.

--------------------------------------------------------------------------------